MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers' Association's Memo-randum of Agreement for sale and purchase of ships. Adopted by the Baltic and International Maritime Council (BIMCO) in 1956.
Code-name
SALEFORM 1993
Revised 1966, 1983 and 1986/87.

Dated: 2nd May 2011

Image Enterprises Inc. , Marshall Islands, hereinafter called the Sellers, have agreed to sell, and

Artful Shipholding S.A., Marshall Islands hereinafter called the Buyers, have agreed to buy

Name: M/V Geosand

Classification Society/Class: NK
Built: 11/2005 By: HUDONG – ZHONGHUA SHIPBUILDING (GROUP) CO. LTD
Flag: Bahamas Place of Registration: Nassau
Call Sign: C6UR5 Grt/Nrt: 40485 / 25884
Register Number: 8001031 / IMO Number : 9294111

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1, in New York, Greece and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1. **Purchase Price** USD 31,400,000 (Thirty One Million Four Hundred Thousand)

2. **Deposit**

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 3 (Three) banking days ~~from the date of this Agreement~~ after this Agreement has been signed by both parties by facsimile. This deposit shall be placed with:

ACCOUNT NUMBER.: 1466653000 (for USD-payment)
BREMERLANDESBANK
DOMSHOF26,
28195 BREMEN
GERMANY
CORRESPONDENT BANK
J.P. MORGAN CHASE BANK, NEW YORK
SWIFT CODE: CHASUS33
BREMER LANDESBANK
KREDITANSTALT

and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3. Payment

~~The said Purchase Price shall be paid in full free of bank charges to~~

~~on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.~~

The Buyer shall pay the Purchase Price including the Deposit and the balance ninety (90) per cent of the Purchase Price (Herein called 'the Balance Money') and any other charges/money whatsoever to be paid by the Buyer to the Seller including cost of bunkers, luboils etc .. under this Agreement (Hereinafter called 'the Charges') by telegraphic transfer to the Bank in the name of the Buyer or of the Buyer's financiers on delivery of the Vessel, but not later than three (3) Banking days after the Vessel is in every respect physically ready for delivery in accordance with Clause 5 hereof and irrespective as to whether Buyers have exercised their right to hold a divers inspection as per Clause 6 or carried out same. The Deposit, Balance Money and the Charges shall be released to the Seller against and upon the Seller's presentation of the Original copy of the 'Protocol of Delivery and Acceptance' duly signed by both the Seller's and the Buyer's duly authorized representatives attending the financial closing which is to take place at Seller's nominated place.

4. Inspections

a)* ~~The Buyers have inspected and accepted the Vessel's classification records.~~ The Buyers have also inspected the Vessel ~~at~~/in Singapore on 20th April 2011 and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

b)* ~~The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel at/in~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection. Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

* *4 a) and 4 b) are alternatives; delete whichever is not applicable, in the absence of deletions, alternative 4 a) to apply.*

5. Notices, time and place of delivery

a) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 30 , 15 ,7, 5 and 3 days of approximate and 24 hours (twenty four) definite prior notice of the estimated time of arrival at the intended place of ~~drydocking/underwater inspection/~~delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth, port or anchorage ~~at/in~~ Worldwide

in the Sellers' option.

Expected time of delivery: Between 30th April 2011 and 20th July 2011 in Sellers' option

Date of canceling (see Clauses 5 c), 6 b) (iii) and 14): 24:00 Hrs Athens time 20th July 2011

c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either canceling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new canceling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

~~6.~~ ~~Drydocking/Divers Inspection~~ See Clause 17.

a)** ~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

b)** ~~(i) The vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification~~

~~Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

c) ~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay the expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

* ~~Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

** ~~*6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.*~~

7. Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation including but not limiting to wireless equipment / VHF / Sat-com; navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale, as well as the following additional items (including items on hire):

Gas Bottles (8 Oxygen, 4 Acetylene, 2 Freon) and BB250

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~
~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

The Buyer shall take over remaining bunkers, unused lubricating oils in tanks and un-broached lubricating oils in sealed drums and pay the Seller :

1. For IFO and MDO, at the mean prices of the nearest/same port to the physical delivery of the Vessel of Platts Oligram issued 2 business days prior to the date of the physical delivery of the Vessel and,

2. For lubricating oils, at the Seller's last invoiced prices less any discounts (excluding barging expenses), as documented and supported by copies of original invoices. The Seller shall forward copies of lub oil invoices and Platts mean Oligram prices for bunkers to the Buyer as soon as possible, latest one (1) week prior to the

expected delivery date in case of luboils and not earlier than 2 business days before the physical delivery date in case of bunkers

8. Documentation

In exchange of full payment of the Purchace Price and the Charges the Seller shall furnish the Buyer with reasonably required documentation needed for the transfer of ownership of the Vessel to the Buyer to be agreed and listed in an Addendum to the MOA, promptly after signing of the MOA by fax by the Seller and the Buyer. Signing of this Addendum shall by no means delay the remittance of the Deposit under Clause 2 of this MOA.

At the time of delivery, the Seller shall supply the Buyer with all drawings, manuals, log books, manufacturer's certificates, test certificates, instructions books, etc. that apply to the Vessel and all her machinery as are in the Seller's possession at the time of delivery , which shall be forwarded by the Sellers to the Buyer's nominated address at Buyer's expense not later than fourteen (14) working days after the Vessel's delivery date under this Agreement. Forwarding expenses for Buyers account.

The place of closing: Piraeus, Greece

~~In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:~~

~~a) Legal Bill of Sale in a form recordable in ________ (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.~~

~~b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.~~

~~c) Confirmation of Class issued within 72 hours prior to delivery.~~

~~d) Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.~~

~~e) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.~~

~~f) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~

~~At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the~~

~~Buyers.~~

~~At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.~~

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery

The vessel shall be delivered and taken over in substantially the same condition as when she was inspected in Singapore on 20th April 2011, normal wear and tear not affecting class excepted, with the class fully maintained, free of average damage affecting her class and free of recommendations and conditions with all her classification, national, statutory and international certificates clean and valid for 3 months after the time of delivery and with continuous survey cycles clean and up to date at the time of delivery including month of delivery.

The Seller shall leave all original classification, national, statutory and international certificates on board at the time of physical delivery unless these certificates are statutorily required to be returned to the relevant authority in which case the Seller are obliged to take copies and leave behind these copies of the certificates in question on board. The Buyer also has the right to take copies of the logbooks.

~~The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.~~

~~"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~* Notes, if any, in the surveyor's report which are accepted by the Classification Society~~

~~without condition/recommendation are not to be taken into account.~~

12. Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13. Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.
Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. Buyers' representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place up to two (2) representatives on board the Vessel at their sole risk and expense ~~upon arrival at ____________ on or about~~ at any time from the earliest possible opportunity. These representatives are on board for the purpose of familiarization and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of indemnify prior to their embarkation.

16. Arbitration

a)* This Agreement shall be governed by and construed in accordance with English law ,the latest LMAAA rules to apply and
any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

b)* ~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

c)* ~~Any dispute arising out of this Agreement shall be referred to arbitration at ______________, subject to the procedures applicable there.~~
~~The laws of ______________ shall govern this Agreement.~~

* *16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.*

17. Drydocking/Divers Inspection

a)

(i) The Vessel shall be delivered without dry-docking. However, the Buyer shall have the right, at their sole expense, to arrange for an underwater inspection by a diver approved by the Classification Society in the port of delivery prior to the delivery of the Vessel. The Seller shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions are unsuitable for such inspection in the port of delivery, the Seller shall make the Vessel available at a suitable alternative place at their expense .

(ii) If the rudder, propeller, bottom or other underwater parts are found to be broken, damaged or defective so as to affect the Vessel's class, but the Class surveyor approves that the Vessel may continue to trade until her next dry-docking with the recommendation(s) relating to such damage, then the Seller and Buyer shall agree a cash compensation, the amount of which shall:

a. Be deducted by the Buyer at the time of making payment of the Balance Money; and
b. Be arrived at by averaging two quotations obtained from first class repair yards located near the place of delivery, one each by the Buyer and the Seller including the cost of procuring such necessary spare parts and forwarding charges as will be required to carry out the repairs and to be inclusive of extra dock time and such related costs as would be charged by the repair yard, but shall not include the cost of entering and departing the dry-dock and any other maintenance cost which shall be for the Buyer's account; or

(iii) If the rudder, propeller, bottom or other underwater parts are found to be broken, damaged or defective so as to affect the Vessel's class, and the Class surveyor require that the damage shall be repaired prior to the Vessel's next scheduled periodical dry-docking, then the Buyer shall have the option to either accept delivery of the Vessel after;

a. A cash compensation, the amount of which to be arrived at as per sub-paragraph (ii) above is agreed with the Seller; or
b. After repairs of the damage has been carried out to the satisfaction of the Classification Society either;
    i. While remaining afloat; or
    ii. If necessary the Seller shall arrange for the Vessel to be dry-docked at their expense for inspection by the Classification Society of the Vessel's underwater parts, the extent of

the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts are found to be broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Seller at their expense to the satisfaction of the Classification Society without condition/recommendation. In such event, the Seller shall pay for the cost of the underwater inspection and the Classification Society's attendance in full; or

(iv) If the rudder, propeller, bottom or other underwater parts are found to be broken, damaged or defective so as to affect the Vessel's class, and the Class surveyor require that the damage shall be repaired immediately, then the Vessel shall be dry-docked by the Seller and such defects shall be made good by the Seller at their expense to the satisfaction of the Classification Society without condition/recommendation. In such event, the Seller shall pay for the cost of the underwater inspection and the Classification Society's attendance in full

Once sub-clause (ii), (iii) or (iv), as appropriate, has come into effect and either cash compensation has been agreed or repairs has been completed, as appropriate, the Seller shall deliver the Vessel as per Clause 5. In such event, the canceling date provided for in Clause 5 shall be extended by the additional time required for the dry-docking and extra steaming, but limited to a maximum of 21 running days. The Class surveyor's decisions under this clause 17 a) shall be considered final.

b)

If the Vessel is dry-docked pursuant to sub-clause (a) above;

(i) The Classification Society may require survey of the tail-shaft system, the extent of the survey being to the satisfaction of the Classification Society. The Seller shall arrange the drawing and refitting of the tail shaft. Should any parts of the tail shaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation.

(ii) The expenses relating to the survey of the tail-shaft system shall be borne by the Seller .

(iii) The expenses in connection with putting the Vessel in and taking her out of dry-dock, including the dry-dock dues and the Classification Society's fees shall be paid by the Seller if the Classification issues any condition/recommendation as a result of the survey or if it requires survey of the tail-shaft system. In all other cases, the Buyer shall pay the aforesaid expenses, dues and fees.

(iv) The Buyer's representatives shall have the right to be present in the dry-dock, but without interfering with the work or decisions of the Classification surveyor.

(v) The Buyer shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Seller's or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyer's work in dry-dock is still in progress when the Seller has completed the work that the Seller is required to do, the additional docking time needed to complete the Buyer's work shall be for the Buyer's risk and expense. In the event that the Buyer's work requires such additional time, the Seller may upon completion of the Seller's work tender Notice of Readiness for delivery whilst the Vessel is still in dry-dock and the Buyer shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in dry-dock or not and irrespective of Clause 5 a).

18. Blacklisting

The Seller confirms that to the best of their knowledge the Vessel is not blacklisted by any nation or organization.

19. Confidentiality

All negotiations and terms of an eventual agreement shall be kept strictly private and confidential and shall not be disclosed to any third party unless as required by any applicable law and except for compliance by Buyers with their USSC obligations and except for Buyers concluding their financing arrangements

20. Time Charter back of the Vessel

Upon acceptance of physical delivery of the Vessel by the Buyer, the Vessel will be time chartered for 24 months at USD 18,000 per day net to a company (the "Charterer") to be nominated by Gleamray Maritime Inc. (being the current manager of the Vessel and agent of the Seller) and whose performance shall be guaranteed by Gleamray Maritime Inc. Text of this Performance Guarantee is attached to this Agreement and constitutes part of this Agreement.

For the Buyer

....

G. KARAGEORGIOU
DIRECTOR
ARTFUL SHIPHOLDING S.A
3 MAY 2011

For the Seller

....

GEORGE ECONOMOU
DIRECTOR
IMAGE ENTERPRISES INC.

ADDENDUM NO.1

To the Memorandum of Agreement dated 2nd MAY 2011 between **IMAGE ENTERPRISES INC.** of Marshall Islands (the "**Sellers**") and **ARTFUL SHIPHOLDING S.A.** of Marshall Islands (the "**Buyers**") for the sale of the **M/V "GEOSAND"** (the "**Vessel**") (hereinafter as same may be amended or supplemented from time to time called the "**MOA**").

The following documents are to be exchanged at the closing meeting between Sellers and Buyers at the time and place of the documentary closing meeting between Sellers and Buyers in exchange of payment of the purchase price and any other moneys as provided in the MOA:

A. Documents to be provided by the Sellers:

1. Original Resolutions of the Board of Directors of the Sellers approving the sale of the Vessel to the Buyers in accordance with the terms and conditions of the MOA, signed by all directors of Sellers, legalized and apostilled by the Special Agent of Marshall Islands in Piraeus.

2. Original Power of Attorney of Sellers concerning the sale of the Vessel to the Buyers, legalized and apostilled by the Special Agent of Marshall Islands in Piraeus.

3. Original Resolutions of the Shareholders of Sellers concerning the sale of the Vessel to the Buyers and approving the directors resolutions, signed by proxy of the Shareholders attending such meeting, legalized and apostilled by the Special Agent of Marshall Islands in Piraeus.

4. Original Certificate of Incumbency of Sellers, issued by the secretary of Sellers, stating directors and officers of Sellers and that the company remains in good standing, legalized and apostilled by the Special Agent of Marshall Islands in Piraeus.

5. Original Certificate of Good Standing of the Sellers dated not more than five (5) days prior to delivery of the Vessel.

6. Certified (by lawyer) true copy of the current Articles of Incorporation of the Sellers.

7. Certified (by lawyer) true copy of the Certificate of Incorporation of the Sellers.

8. Three (3) original Bill of Sale in British form 10A, warranting that the Vessel if free from encumbrances, mortgages, maritime liens or any other debts whatsoever, legalized and apostilled by the Special Agent of Marshall Islands in Piraeus.

9. Faxed copy (with original to follow by courier to any person/address advised the Buyers) of the Certificate of Ownership and Encumbrances (or Transcript of Register) from the BMA dated not more than three (3) Greek banking days prior to the delivery date of the Vessel stating that the Vessel is registered in the name of the Sellers and stating the registered mortgages in favour of Bremer Landesbank (the "Mortgagee").

10. A fax or email letter of undertaking by the Mortgagee addressed to the Buyers stating than upon receipt of the purchase price they will promptly proceed with the filing of the discharge of any mortgage(s) in the name of the Mortgagee with BMA.

11. Following payment of the purchase price to Sellers' account with the Mortgagee a faxed copy (with original to follow by courier to any person/address advised by the Buyers) of the Certificate of Ownership and Free from Encumbrances (or Transcript of Register) issued by the BMA on the delivery date stating that the Vessel is registered on the BMA in the name of Sellers and that no encumbrances remain/exist registered as at the time of the issuance, together with written undertaking of Sellers to provide the original to Buyers within three (3) days from the date of issuance by the BMA.

12. Original letter of undertaking of Sellers to Buyers to provide Buyers with Certificate of Deletion (or "Closed Transcript of Registry") of the Vessel from the BMA within fifteen (15) days after the delivery date.

13. Original letter of undertaking of Sellers to Buyers confirming that the Vessel is not blacklisted or boycotted by any state, nation or organization whatsoever or operated in contradiction of any law or regulations.

14. Original "Class Maintained Certificate" dated no more than two (2) Greek banking days before the delivery date of the Vessel issued by the Classification Society of the Vessel (NKK) and stating that the classification of the Vessel is fully maintained and free of recommendations and conditions whatsoever (and in any event in the standard wording used by NKK, for such "class maintained certificates").

15. In case Buyers do not proceed with an underwater diver's inspection as per MOA, the Sellers will provide an original written confirmation of Sellers to Buyers stating that to the best of their knowledge the Vessel has not sustained any underwater damage and has not touched bottom from the last drydocking.

16. Three (3) original Commercial Invoices of Sellers to Buyers stating the Purchase Price, also setting out the Vessel's main parućulars in brief and marked up FULLY PAID.

17. Three (3) original Commercial Invoices of Sellers to Buyers concerning the remaining bunkers and lubricants on the Vessel at the time and place of delivery, stating also in brief the quantities of such and marked up FULLY PAID.

18. Two (2) original Protocol of Delivery and Acceptance of the Vessel.

19. If applicable under BMA regulations, a permission for transfer of the Vessel from the BMA (in case required to be issued by the BMA).

20. Original Letter of Undertaking of Sellers to Buyers to provide Buyers or their intended new registry with "closed CSR document" within 21 days from the date of delivery.

21. All national, classification, statutory and international certificates of the Vessel, including without limitation all trading certificates, as on board the Vessel at the time and place of delivery and as per MOA Clause 11.

B. Documents to be provided by the Buyers

1. Original Resolutions of the Board of Directors of the Buyers approving the purchase of the Vessel in accordance with the terms and conditions of the MOA, legalized by Apostille.

2. Original Power of Attorney of the Buyers concerning the purchase of the Vessel, legalized by Apostille.

3. Certified true copy (by lawyer) of Certificate of Good Standing of Buyers dated no more than five (5) days prior to the physical delivery date.

Dated this 6th day of May 2011

....	....
Name: E. Bairactaris	Name: G. KARAGEORGIN
Title: attorney in fact	Title: DIRECTOR
For and on behalf of Sellers	For and on behalf of Buyers
Image Enterprises Inc.	**Artful Shipholding S.A.**